Exhibit 99.1

COPsync Announces Q3 and Nine Month Financial Results

Q3 Total Revenues Increase 89%, while Operating Expenses Decrease 19%

DALLAS, November 19, 2013 (GLOBE NEWSWIRE) – COPsync, Inc. (OTCQB: COYN), which operates the nation’s largest law enforcement real-time, in-car information sharing, communication and data interoperability network, announces unaudited financial results for the three and nine month period ended September 30, 2013.

2013 Financial Highlights**

•
The Company reported a year-over-year revenue increase of 89% relating to record total revenues of $1,212,141 for the three month period ended September 30, 2013 compared to $641,177 for the same period in 2012.

•	Hardware, installation and other revenues were $724,728 for the three month period compared to $268,005 for the same period in 2012 for a year-over-year increase of 170%.
•	Software subscription revenues were $487,413 for the three month period compared to $373,172 for the same period in 2012 for a year-over-year increase of 31%.
•	Total operating expenses, inclusive of R&D, were $1,126,793 for the three month period compared to $1,394,160 for the same period in 2012 for a year-over-year decrease of 19%.
•	Total gross profits were $898,632 for the nine month period ended September 30, 2013 compared to $576,522 for the same period in 2012 for a year-over-year increase of 56%.
•	Cash consumed in operations was $495,860 for the nine month period compared to $2,458,741 for the same period in 2012 for a year-over-year decrease of 80%.
•	The Company reported a GAAP net loss of $2,850,203 ($0.02 per share) for the nine month period compared to a net loss of $3,232,566 ($0.02 per share) for the same period in 2012.

** For more information, see the Company’s Form 10-Q filed with the SEC on November 14, 2013.

“The Company continues to march toward profitability,” said Ronald A. Woessner, the Company’s chief executive officer.  “Revenues are increasing, while operating expenses and cash consumption are decreasing.  Furthermore, the pace of the Company's sales continues to accelerate as the number of COPsync Network and COPsync911 subscribers increases. The Company has generated year-to-date approximately $5,650,000 in orders, compared to approximately $2,410,000 in orders for the comparable period in fiscal 2012, an increase of 134%.  Assuming these trends continue, the Company expects to be cash flow positive within six months.”

About COPsync

COPsync, Inc. (OTCQB: COYN) operates the largest law enforcement real-time, in-car information sharing, communication and data interoperability network in the U.S.  The COPsync Network  enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases.  The Network’s companion COPsync911 system also enables campuses, government buildings and businesses to automatically and silently send threat alerts directly to local law enforcement officers in their patrol cars in the event of crisis.  The COPsync system also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. Use of the system saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. COPsync also sells VidTac,® an in-vehicle, software-driven video system for law enforcement.  For more information, visit www.copsync.com and www.copsync911.com.

Contact:

COPsync, Inc.
Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com